Exhibit 99.1

Hub International Net Earnings Rise Sharply for Second Quarter, First Half;
  Internal Growth, Acquisitions & Expense Control Drive Improvements

    CHICAGO--(BUSINESS WIRE)--July 27, 2006--Strong internal growth, acquisition revenue and operational discipline combined to drive a 32% increase in revenue and a 286% increase in net earnings from continuing operations for Hub International Limited (NYSE:HBG) (TSX:HBG) in the second quarter ended June 30, 2006. Excluding the impact of the Talbot Charge and other items described below, net earnings increased by 38% over the prior year.
    Margins improved as cash compensation, selling, occupancy and administration expenses declined to 71% of revenue in the second quarter from 73% in the second quarter of 2005. The company reported organic growth of 9%, including 8% growth of core commissions. Organic growth includes only revenue gains from businesses owned at least a year and excludes the impact of acquisitions made less than 12 months ago. A stronger Canadian dollar added approximately four percentage points to organic growth for the quarter.
    "Second quarter performance was solid in essentially all areas of our business," said Martin P. Hughes, chairman and chief executive officer of the North American insurance broker. "As revenue increased, we maintained strong control of expenses, which enabled us to achieve higher margins."
    For the first half of 2006, net earnings from continuing operations grew 62% as revenue increased 22%. Excluding the Talbot Charge and other items discussed below, net earnings increased 26%. The company recorded 6% organic growth for the first half, including 6% growth of core commissions.

    Margins Improve in Second Quarter

    Second quarter revenue increased 32% to $146.0 million from $111.0 million in the same period of 2005. Core commission income, which excludes contingent commissions, interest and other income, grew 29% to $134.2 million from $103.8 million. Contingent commissions increased 86% to $7.9 million from $4.2 million, while interest and other income rose 31% to $3.9 million from $3.0 million.
    Hub reported net earnings from continuing operations of $16.1 million, or $0.44 per diluted share, for the quarter, up from $4.2 million, or $0.12 in the prior year period. However, quarterly comparisons are affected by such items as foreign exchange, the compensation expense related to Hub's 2004 Talbot acquisition and other factors. When adjusted for the items shown below, net earnings from continuing operations for the second quarter increased 38% to $17.2 million, or $0.47 per diluted share, from $12.5 million, or $0.36 per diluted share for the same period last year.

For the three months ended                          2006      2005
June 30                                             (per      (per
                                 2006      2005    diluted   diluted
                               (000's)   (000's)    share)    share)
----------------------------------------------------------------------
Net earnings reported under
 Canadian and U.S. GAAP         $16,285    $4,269     $0.44     $0.12
----------------------------------------------------------------------
Impact of compensation for
 Talbot earnout                  $2,393    $8,721     $0.06     $0.25
----------------------------------------------------------------------
Impact of foreign exchange        ($881)    ($420)   ($0.02)   ($0.01)
----------------------------------------------------------------------
Impact of gain on forgiveness
 of debt                             --        --        --        --
----------------------------------------------------------------------
Impact of gain on disposition
 of assets                        ($323)       --    ($0.01)       --
----------------------------------------------------------------------
Impact of discontinued
 operations                       ($228)    ($105)       --        --
----------------------------------------------------------------------
Net earnings adjusted for
 above items                    $17,246   $12,465     $0.47     $0.36
----------------------------------------------------------------------

    U.S. revenue increased 38% to $106.0 million from $76.9 million a year earlier, including organic growth of 5%. Core commissions increased 36% to $96.9 million from $71.1 million, while contingent commissions grew 76% to $6.1 million from $3.5 million.
    In Canada, revenue increased 17% to $40.0 million from $34.1 million in the same period of 2005, as Hub posted organic growth of 16%. Core commissions rose 14% to $37.3 million from $32.7 million, while contingent commissions grew 127% to $1.8 million from $0.8 million. Foreign exchange impact added 11 percentage points to revenue growth rate in Canada in the second quarter.
    "We benefited from strong account retention, along with new business generation, in the second quarter," Hughes said. "In addition, we have begun to see some slowing in the pace of rate reductions on a year-over-year basis. It is too early to know whether this relative improvement is an indicator of future rate stability, however.
    "Beyond revenue gains, however, we are particularly gratified by margin improvements in the second quarter. We continue to seek an annual 50-150 basis point improvement in our ratio of cash compensation, selling, occupancy and administration expense as a percentage of revenue. These expenses declined on a relative basis to 71% of revenue in the most recent period, from 73% a year ago."
    Cash compensation expense for the quarter increased 29% to $77.7 million from $60.3 million, but declined to 53% of revenue from 54% in 2005. Selling, occupancy and administration expense rose 28% to $26.2 million from $20.5 million, but declined as a percentage of revenue by 50 basis points.
    Interest expense rose 52% to $3.9 million from $2.6 million a year earlier, primarily due to increases in interest rates. Interest expense is expected to decline in the third quarter to $2.5 million. This reflects the repayment of debt with net proceeds from Hub's offering of common shares in May and the conversion of $35 million of subordinated debentures into common shares at the end of June.
    "We closed out the second quarter with a very strong balance sheet, which should enable us to continue our expansion in the coming year," Hughes said. "As of June 30, our balance sheet included $134.1 million of cash and cash equivalents, including $64.1 million available for acquisitions. We also have access to unused credit lines of $85.8 million. Our debt-to-capitalization ratio was a comfortable 18% at the close of the quarter."
    Hughes noted that the Talbot Charge, a compensation expense related to Hub's 2004 acquisition of Talbot brokerages from Safeco, continues to decline as the earnout period nears its end. The performance-based earnout payable to approximately 70 Talbot employees was $2.4 million compared to $8.7 million in the second quarter of 2005. Hub's final payment under the earnout agreement is scheduled for March 2007. (See discussion of the Talbot Charge later in this document.)
    Intangible amortization expense increased 180% to $5.2 million from $1.9 million in 2005 and was higher than the $4.2 to $4.6 million range anticipated earlier in the year. The higher expense reflected higher than anticipated charges related to the CFG brokerages acquired in April. On a going-forward basis, Hub anticipates that amortization expense, excluding acquisitions completed after the end of the quarter, will approximate $5.2 million per quarter for the balance of 2006.
    Pre-tax earnings for the second quarter increased 107% to $27.1 million from $13.1 million in 2005. Hub's effective tax rate declined to 41% from 68% in the prior year due to the decrease in the Talbot Charge, which is not deductible for tax purposes. Excluding the impact of the Talbot Charge, Hub's effective tax rate would have been 37% in the second quarter of 2006, compared with 41% a year earlier.
    Hub's balance sheet at the close of the second quarter reflects the completion of the public offering of 4.6 million common shares in May, with net proceeds of $114.9 million to the company, and the conversion of $35 million of 8.75% subordinated convertible debentures that previously had been recorded in both the diluted share count and as long-term debt.

    Earnings Rise in First Half

    During the first half of 2006, Hub increased revenue by 22% to $280.1 million from $230.2 million in 2005. Core commission income grew 23% to $234.1 million from $190.7 million, while contingent commissions increased 17% to $39.1 million from $33.4 million. Interest and other income rose 14% to $6.9 million from $6.1 million. Hub reported 6% organic growth in the first half, including 6% growth of core commissions. A stronger Canadian dollar added approximately three percentage points to Hub's consolidated revenue growth in the first half of 2006.
    Net earnings from continuing operations increased 62% to $32.8 million, or $0.92 per diluted share, in the first half, compared with $20.3 million, or $0.58 per diluted share, a year earlier. As noted earlier, quarterly comparisons are affected by such items as foreign exchange rates, the Talbot Charge and other factors. When adjusted for the items shown below, net earnings from continuing operations for the first six months increased 26% to $38.1 million, or $1.06 per diluted share, from $30.3 million, or $0.85 per diluted share for the same period last year.

For the six months ended                             2006      2005
June 30                                             (per      (per
                                 2006      2005    diluted   diluted
                               (000's)   (000's)    share)    share)
----------------------------------------------------------------------
Net earnings reported under
 Canadian and U.S. GAAP         $32,751   $20,749     $0.92     $0.59
----------------------------------------------------------------------
Impact of compensation for
 Talbot earnout                  $7,057   $15,915     $0.19     $0.43
----------------------------------------------------------------------
Impact of foreign exchange      ($1,270)  ($1,089)   ($0.04)   ($0.03)
----------------------------------------------------------------------
Impact of gain on forgiveness
 of debt                             --   ($2,925)       --    ($0.08)
----------------------------------------------------------------------
Impact of gain on disposition
 of assets                        ($486)  ($1,914)   ($0.01)   ($0.05)
----------------------------------------------------------------------
Impact of discontinued
 operations                         $51     ($477)       --    ($0.01)
----------------------------------------------------------------------
Net earnings adjusted for
 above items                    $38,103   $30,259     $1.06     $0.85
----------------------------------------------------------------------

    U.S. revenue increased 25% to $202.0 million from $161.5 million a year earlier, including organic growth of 3%. Core commissions increased 27% to $168.1 million from $132.2 million, while contingent commissions grew 17% to $28.6 million from $24.4 million.
    In Canada, revenue increased 14% to $78.0 million from $68.7 million in the same period of 2005, representing 12% organic growth. Core commissions rose 13% to $66.0 million from $58.5 million, while contingent commissions grew 16% to $10.4 million from $9.0 million. Foreign exchange impact added nine percentage points to revenue growth in Canada in the first six months of 2006.
    Cash compensation expense increased 19% to $146.0 million from $122.7 million, but declined to 52% of revenue from 53% in 2005. Selling, occupancy and administration expense rose 21% to $48.6 million from $40.1 million, but held steady at about 17% of revenue. Combined, these items fell to 70% of revenue in the first half of 2006 from 71% in the prior year.
    Interest expense rose 41% to $7.0 million from $5.0 million a year earlier, largely due to increased interest rates. The Talbot Charge declined 56% to $7.1 million in the first half of 2006 from $15.9 million in 2005 and is anticipated to total approximately $10.7 million for all of 2006. Intangible amortization expense increased 130% to $8.5 million from $3.7 million in 2005, largely due to higher-than-anticipated amortization expense related to the CFG brokerages acquired in April.
    Pre-tax earnings increased 33% to $55.9 million from $41.8 million in the first half of 2005. Hub's effective tax rate declined to 41% from 52% in the prior year due to the decrease in the Talbot Charge, which is not deductible for tax purposes. Excluding the impact of the Talbot Charge, Hub's effective tax rate would have been 37% in the first six months of 2006 and 2005.

    Growth Opportunities and Anticipated Revenue For Remainder of 2006

    Hughes noted that Hub brings solid momentum and a strong balance sheet into the second half of 2006, indicating significant opportunity to build on gains already achieved in the first half of the year. The company's acquisition pipeline remains full and integration of recently acquired businesses has been smooth, he said. In the first half of 2006, Hub acquired 13 businesses and sold two operations, adding net aggregate annual revenue of approximately $59.4 million.
    "As we close out the first half of this year, it is clear that Hub's employees have delivered in all areas of our plan for growth," Hughes said. "We appreciate their contribution and we know we can count on them to continue making every effort to build on our momentum."

    The Talbot Charge

    Hub discloses the impact of compensation related to the Talbot acquisition in order to give investors increased insight into Hub's results of operations and the effective cost of the Talbot acquisition.
    Total consideration paid to acquire Talbot includes both $90 million cash paid to Safeco Corporation and the issuance of Hub shares, or comparable amounts of cash, to approximately 70 Talbot executives. The total consideration is within Hub's target range of paying 5-7 times EBITDA (earnings before interest, taxes, depreciation and amortization, a non-GAAP measure) for acquired brokerages.
    As the executives participating in this earnout were not shareholders of Talbot prior to the sale, the earnout compensation they receive under the terms of the purchase agreement is recorded as compensation expense. This compensation expense, which is not deductible for tax purposes, will be charged to earnings through the first quarter of 2007 and will affect earnings comparisons through 2007, making it difficult for investors to analyze the company's results in comparison to prior years and industry peers.
    Hub has the option to pay the executives with cash or shares. The first Talbot earnout payment in the amount of $16.4 million was paid in cash on September 1, 2005. The second payment of $19.0 million was paid in March 2006 in common shares. Management expects the final payment to be made in common shares. However, the choice of cash, shares or a combination thereof will depend on circumstances at the time of payment.
    In the first six months of 2006, Hub recorded $7.1 million of compensation expense for Talbot, based on a total estimated earnout liability of approximately $56 million. The amount of this compensation may vary from quarter to quarter, reflecting profitability of Talbot. It is anticipated that the total charge to earnings for the Talbot earnout, including payments made to date, will be as follows:

2004 $14.4 million (actual)

2005 $28.7 million (actual)

2006 $10.7 million (estimate)

2007 $1.8 million (estimate)

    Conference Call and Webcast

    Hub International will discuss its financial results and outlook on a conference call scheduled for 9:30 a.m. (CT), 10:30 a.m. (ET) today, July 27, 2006. The call is being webcast by Thompson/CCBN and can be accessed at Hub International's web site at www.hubinternational.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can also access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

    Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that provides a broad array of property and casualty, reinsurance, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

    This press release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products, exchange rates, resolution of regulatory issues, including those related to compensation arrangements with insurance companies, the actual costs of resolution of contingent liabilities and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HUB INTERNATIONAL LIMITED
Consolidated Organic Growth (unaudited)
For the three months and six months ended June 30, 2006
(in thousands of U.S. dollars, except percentages)


                                                    Net
                 Revenue                        Adjustments
            ------------------  Total   Total       For       Organic
              Second quarter   Change   Growth (Acquisitions) Growth
              2006     2005      ($)     (%)   And Disposals    (%)
            ----------------------------------------------------------
Total
-----
Commission
 Income     $134,232 $103,797  $30,435     29%     $(22,222)       8%
Contingent
 Commissions
 and Volume
 Overrides     7,882    4,244    3,638     86%       (3,295)       8%
Other Income   3,905    2,973      932     31%          186       38%
            ----------------------------------------------------------
Total       $146,019 $111,014  $35,005     32%     $(25,331)       9%
            ----------------------------------------------------------

USA
---
Commission
 Income      $96,890  $71,119  $25,771     36%     $(21,765)       6%
Contingent
 Commissions
 and Volume
 Overrides     6,101    3,460    2,641     76%       (3,295)     -19%
Other Income   3,033    2,346      687     29%          188       37%
            ----------------------------------------------------------
Total       $106,024  $76,925  $29,099     38%     $(24,872)       5%
            ----------------------------------------------------------

Canada
------
Commission
 Income      $37,342  $32,678   $4,664     14%        $(457)      13%
Contingent
 Commissions
 and Volume
 Overrides     1,781      784      997    127%            -      127%
Other Income     872      627      245     39%           (2)      39%
            ----------------------------------------------------------
Total        $39,995  $34,089   $5,906     17%        $(459)      16%
            ----------------------------------------------------------





                                                    Net
                 Revenue                        Adjustments
            ------------------  Total   Total       For       Organic
                Six months     Change   Growth (Acquisitions) Growth
              2006     2005      ($)     (%)   And Disposals    (%)
            ----------------------------------------------------------
Total
-----
Commission
 Income     $234,124 $190,711  $43,413     23%     $(32,630)       6%
Contingent
 Commissions
 and Volume
 Overrides    39,051   33,404    5,647     17%       (4,278)       4%
Other Income   6,912    6,080      832     14%          453       21%
            ----------------------------------------------------------
Total       $280,087 $230,195  $49,892     22%     $(36,455)       6%
            ----------------------------------------------------------

USA
---
Commission
 Income     $168,092 $132,217  $35,875     27%     $(31,800)       3%
Contingent
 Commissions
 and Volume
 Overrides    28,634   24,417    4,217     17%       (4,278)       0%
Other Income   5,323    4,899      424      9%          456       18%
            ----------------------------------------------------------
Total       $202,049 $161,533  $40,516     25%     $(35,622)       3%
            ----------------------------------------------------------

Canada
------
Commission
 Income      $66,032  $58,494   $7,538     13%        $(830)      11%
Contingent
 Commissions
 and Volume
 Overrides    10,417    8,987    1,430     16%            -       16%
Other Income   1,589    1,181      408     34%           (3)      34%
            ----------------------------------------------------------
Total        $78,038  $68,662   $9,376     14%        $(833)      12%
            ----------------------------------------------------------


   Notes:   1. Organic growth is a non-GAAP measure.
            2. Total and Canadian organic growth rates above include
               the impact of changes in foreign currency.


HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings Data (unaudited)
For the three months and six months ended June 30, 2006 and 2005
(in thousands of U.S. dollars, except per share amounts)

                              Second quarter           Six months
                           --------------------   --------------------
                              2006      2005         2006      2005
                           --------------------   --------------------

Revenue
  Commission income         $134,232  $103,797     $234,124  $190,711
  Contingent commissions
   and volume overrides        7,882     4,244       39,051    33,404
  Other                        3,905     2,973        6,912     6,080
                           --------------------   --------------------
                             146,019   111,014      280,087   230,195
                           --------------------   --------------------

Expenses
  Compensation (1)            81,670    70,912      156,335   142,378
  Selling, occupancy and
   administration             26,244    20,466       48,643    40,080
  Depreciation                 2,411     2,115        4,553     4,179
  Interest expense             3,917     2,569        6,960     4,951
  Intangible asset
   amortization                5,222     1,862        8,498     3,695
  Gain on disposal of
   subsidiaries, property,
   equipment and other
   assets                       (536)      (21)        (757)   (2,433)
  Gain on forgiveness of
   debt                            -         -            -    (4,500)
                           --------------------   --------------------
                             118,928    97,903      224,232   188,350
                           --------------------   --------------------

Net earnings from
 continuing operations
 before income taxes          27,091    13,111       55,855    41,845
                           --------------------   --------------------

Provision for income tax
 expense (benefit)
  Current                     11,077     8,876       22,835    22,480
  Future                         (43)       71          218      (907)
                           --------------------   --------------------
                              11,034     8,947       23,053    21,573
                           --------------------   --------------------
Net earnings from
 continuing operations        16,057     4,164       32,802    20,272
Net earnings (loss) from
 discontinued
 operations                      228       105          (51)      477
                           --------------------   --------------------
Net earnings                  16,285     4,269       32,751    20,749
                           --------------------   --------------------
  Interest on subordinated
   convertible debentures        475         -          950       950
  Dividends in lieu on
   restricted share units         29        28           59        56
                           --------------------   --------------------
Diluted net earnings          16,789     4,297       33,760    21,755
                           ====================   ====================

Basic earnings per share
  Continuing operations        $0.48     $0.14        $1.00     $0.67
  Discontinued operations          -         -            -      0.01
                           --------------------   --------------------
  Total operations             $0.48     $0.14        $1.00     $0.68
                           --------------------   --------------------

Diluted earnings per share
  Continuing operations        $0.44     $0.12        $0.92     $0.58
  Discontinued operations          -         -            -      0.01
                           --------------------   --------------------
  Total operations             $0.44     $0.12        $0.92     $0.59
                           --------------------   --------------------

Weighted average shares
 outstanding -  Basic
 (000's)                      33,801    30,441       32,784    30,405
Weighted average shares
 outstanding -  Diluted
 (000's)                      37,892    34,713       36,856    36,994


(1) Compensation includes:
    Talbot earnout
     compensation             $2,393    $8,721       $7,057   $15,915
    Other non-cash stock
     based compensation        1,610     1,931        3,245     3,735
                           --------------------   --------------------
                              $4,003   $10,652      $10,302   $19,650
                           ====================   ====================


HUB INTERNATIONAL LIMITED
Consolidated Balance Sheet Information (unaudited)
As of June 30, 2006 and December 31, 2005
(in thousands of U.S. dollars)
                                                2006          2005
                                            ------------  ------------
Assets
Current assets:
Cash and cash equivalents                      $134,089       $70,118
Trust cash                                       94,318       113,349
Accounts and other receivables                  298,042       230,654
Income taxes receivable                           4,639         6,001
Future income taxes                               4,595         4,971
Prepaid expenses                                 10,022         6,436
                                            ------------  ------------
Total current assets                            545,705       431,529

Goodwill                                        480,917       421,158
Other intangible assets                         141,635       105,007
Property and equipment                           30,787        28,160
Future income taxes                              13,700         4,528
Other assets                                     12,030        10,971
                                            ------------  ------------
Total assets                                 $1,224,774    $1,001,353
                                            ============  ============

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities       $409,707      $384,174
Income taxes payable                             14,432         4,344
Future income taxes                                 412           359
Current portion long-term debt and capital
 leases                                           4,569         4,910
                                            ------------  ------------
Total current liabilities                       429,120       393,787

Long-term debt and capital leases               141,062       135,363
Subordinated convertible debentures                   -        35,000
Future income taxes                              18,732        17,277
                                            ------------  ------------
Total liabilities                               588,914       581,427
                                            ------------  ------------

Commitments and contingencies

Shareholders' equity
Share capital                                   449,277       270,199
Contributed surplus                              19,874        16,989
Cumulative translation account                   37,890        31,893
Retained earnings                               128,819       100,845
                                            ------------  ------------
Total shareholders' equity                      635,860       419,926
                                            ------------  ------------
Total liabilities and shareholders' equity   $1,224,774    $1,001,353
                                            ============  ============


HUB INTERNATIONAL LIMITED
Consolidated Cash Flow Information (unaudited)
For the three months and six months ended June 30, 2006 and 2005
(in thousands of U.S. dollars)

                               Second quarter          Six months
                            --------------------  --------------------
                               2006      2005        2006      2005
                            --------------------  --------------------
Operating activities
Net earnings                  $16,285    $4,269     $32,751   $20,749
Items not affecting cash:
  Amortization and
   depreciation                 7,633     4,022      13,051    7,962
  Gain on disposal of
   subsidiaries,
   property, equipment
   and other assets              (536)       18        (369)   (2,394)
  Compensation for Talbot
   earnout                      2,393     8,721       7,057    15,915
  Other non-cash stock based
   compensation                 1,610     1,931       3,245     3,735
  Gain on forgiveness of
   debt                             -         -           -    (4,500)
  Future income taxes             (43)       75         112      (897)
Non-cash working capital items
  Trust cash                  (24,287)   (9,302)     24,368     5,764
  Accounts and other
   receivables                (96,895)  (75,553)    (43,889)  (42,268)
  Prepaid expenses             (4,255)   (1,685)     (3,514)     (916)
  Accounts payable and
   accrued liabilities        115,511    85,667       8,828    19,802
  Other assets                    123       129         258       257
  Income taxes                 (1,641)   (3,834)      6,389     4,563
                            --------------------  --------------------
  Net cash flows from
   operating activities        15,898    14,458      48,287    27,772
                            --------------------  --------------------

Investing activities
  Property and equipment -
   purchases                   (2,807)   (1,721)     (5,711)   (2,657)
  Property and equipment -
   proceeds on sale                11        13          11        14
  Purchase of subsidiaries,
   net of cash received       (88,690)   (7,960)    (97,138)   (7,977)
  Sale of subsidiaries            531      (111)      1,704     3,765
  Other assets                    (23)      126         253     4,520
                            --------------------  --------------------
  Net cash flows used for
   investing activities       (90,978)   (9,653)   (100,881)   (2,335)
                            --------------------  --------------------

Financing activities
  Bank Debt                   (75,000)        -           -         -
  Long-term debt and capital
   leases - advances          130,123         -     130,123         -
  Long-term debt and capital
   leases - repayments       (124,585)     (934)   (125,959)   (5,198)
  Proceeds from share issue,
   net of costs               114,903         -     114,903         -
  Proceeds from exercise of
   stock options                    -       124         704       628
  Proceeds from sale of
   executive purchase plan
   shares                           -        35           -        35
  Windfall tax benefit             64         -         144         -
  Dividends paid               (2,578)   (1,844)     (4,777)   (3,679)
                            --------------------  --------------------
  Net cash flows from
   (used for) financing
   activities                  42,927    (2,619)    115,138    (8,214)
                            --------------------  --------------------

Effect of exchange rate
 changes on cash and cash
 equivalents                     (258)     (501)      1,427      (850)
                            --------------------  --------------------
Change in cash and cash
 equivalents                  (32,411)    1,685      63,971    16,373
Cash and cash equivalents -
 Beginning of year            166,500   112,892      70,118    98,204
                            --------------------  --------------------
Cash and cash equivalents -
 End of year                 $134,089  $114,577    $134,089  $114,577
                            ====================  ====================


HUB INTERNATIONAL LIMITED
Compensation for Talbot Earnout and Other Non-Cash Stock Based
 Compensation (unaudited)
For the three months and six months ended June 30, 2006 and 2005
(in thousands of U.S. dollars)

Non-cash stock based compensation, including both compensation for the Talbot acquisition and other non-cash stock based compensation of $4,003 and $10,652 for the three months ended June 30, 2006 and 2005, respectively, and of $10,302 and $19,650 for the six months ended June 30, 2006 and 2005, respectively, was expensed with offsetting credits to contributed surplus, and accounts payable and accrued liabilities. The Company recognized the fair value of non-cash stock based compensation as an expense over the period in which entitlement to the compensation vests.

Compensation for the Talbot earnout includes both cash and non-cash stock based compensation and is detailed below.

Other non-cash stock based compensation for the three months and six months ended June 30, 2006 and 2005 is comprised of the following:

                                Second quarter          Six months
                              ------------------    ------------------
                                 2006     2005         2006     2005
                              ------------------    ------------------
Other non-cash stock
 based compensation:
  Stock options
   granted June 2002                $-     $389           $-     $851
  Stock options
   granted February
   2003                              -       90            -      190
  Restricted share units
   (RSUs) granted for 2003
   bonuses                         280      780        1,132    1,514
  Other RSUs                     1,319      661        2,102    1,162
  Common shares for
   acquisitions                     11       11           11       18
                              ------------------    ------------------
  Total other non-cash stock
   based compensation           $1,610   $1,931       $3,245   $3,735
                              ==================    ==================


Compensation for the Talbot earnout is comprised of the following:

                                Second quarter          Six months
                              ------------------    ------------------
                                 2006     2005         2006     2005
                              ------------------    ------------------
  Cash compensation                 $-   $3,196           $-   $6,513
  Non-cash stock
   based compensation            2,393    5,525        7,057    9,402
                              ------------------    ------------------
  Total compensation
   for the Talbot
   earnout                      $2,393   $8,721       $7,057  $15,915
                              ==================    ==================


The Company estimates other non-cash stock based compensation expense for 2006 through 2011 will be:

Year ended December 31,
-----------------------
                        2006    2007    2008    2009    2010    2011
                      ------------------------------------------------
RSUs granted for 2003
 bonuses               $2,210  $2,044  $2,044  $2,044  $1,988      $-
Other RSUs              4,308   4,138   3,987   1,733   1,035     241
Common shares for
 acquisitions              19       5       -       -       -       -
                      ------------------------------------------------
Total other non-cash
 stock based
 compensation          $6,537  $6,187  $6,031  $3,777  $3,023    $241
                      ================================================

The Company estimates the compensation for the Talbot earnout for 2006 through 2011 will be:

Year ended December 31,
-----------------------
                        2006    2007    2008    2009    2010    2011
                      ------------------------------------------------
Cash compensation          $-      $-      $-      $-      $-      $-
Non-cash stock based
 compensation          10,733   1,838       -       -       -       -
                      ------------------------------------------------
Total compensation
 for the Talbot
 earnout              $10,733  $1,838      $-      $-      $-      $-
                      ================================================

In total, as of June 30, 2006, we had issued and outstanding approximately 1.1 million stock options at a weighted average exercise price of $15.40. Our closing share price on the New York Stock
Exchange was $26.21 on June 30, 2006.

    CONTACT: Hub International Limited
             W. Kirk James (Media), 312-279-4881
             Kirk.james@hubinternational.com
             or
             Heather Schneider (Media), 312-279-4683
             Heather.schneider@hubinternational.com
             or
             Rosenbaum Advisors, Inc.
             Michael Rosenbaum (Investors), 847-749-1010 michael@rosenbaumadvisors.com
             Fax: 847-577-6767
             http://www.rosenbaumadvisors.com